Capital One First Quarter 2019 Earnings

Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili	Tatiana Stead
703.720.2455	703.720.2455	703.720.3929	703.720.2352

FOR IMMEDIATE RELEASE: April 25, 2019
Capital One Reports First Quarter 2019 Net Income of $1.4 billion, or $2.86 per share
Excluding adjusting items, First Quarter 2019 Net Income of $2.90 per share(1)
McLean, Va. (April 25, 2019) – Capital One Financial Corporation (NYSE: COF) today announced net income for the first quarter of 2019 of $1.4 billion, or $2.86 per diluted common share, compared with net income of $1.3 billion, or $2.48 per diluted common share in the fourth quarter of 2018, and with net income of $1.3 billion, or $2.62 per diluted common share in the first quarter of 2018. During the quarter, we recorded $25 million of Walmart launch and related integration expenses. Excluding this adjusting item, net income for the first quarter of 2019 was $2.90 per diluted common share(1).

“In the first quarter, revenue, pre-provision earnings, and earnings per share all increased compared to the first quarter of 2018,” said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer. “As our digital transformation accelerates, we are well positioned to succeed in a rapidly changing marketplace and create long-term shareholder value.”
All comparisons below are for the first quarter of 2019 compared with the fourth quarter of 2018 unless otherwise noted.
First Quarter 2019 Income Statement Summary:

•	Total net revenue increased 1 percent to $7.1 billion.

•	Total non-interest expense decreased 11 percent to $3.7 billion:

◦	38 percent decrease in marketing.

◦	4 percent decrease in operating expenses.

•	Pre-provision earnings increased 18 percent to $3.4 billion(2).

•	Provision for credit losses increased 3 percent to $1.7 billion:

◦	Net charge-offs of $1.6 billion.

◦	$94 million reserve build.

(1)
Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance, both in the current period and across periods. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

(2)	Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period.

Capital One First Quarter 2019 Earnings

•	Net interest margin of 6.86 percent, decreased 10 basis points.

•	Efficiency ratio of 51.83 percent.
◦Efficiency ratio excluding adjusting items of 51.48 percent(1).

•	Operating efficiency ratio of 44.53 percent.
◦Operating efficiency ratio excluding adjusting items of 44.18 percent(1).
First Quarter 2019 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 11.9 percent at March 31, 2019.

•	Period-end loans held for investment in the quarter decreased $5.6 billion, or 2 percent, to $240.3 billion.

◦	Credit Card period-end loans decreased $6.5 billion, or 6 percent, to $109.8 billion.

•	Domestic Card period-end loans decreased $6.3 billion, or 6 percent, to $101.1 billion.

◦	Consumer Banking period-end loans remained flat at $59.2 billion.

•	Auto period-end loans increased $103 million, or less than 1 percent, to $56.4 billion.

◦	Commercial Banking period-end loans increased $856 million, or 1 percent, to $71.2 billion.

•	Average loans held for investment in the quarter increased $588 million, or less than 1 percent, to $242.0 billion.

◦	Credit Card average loans decreased $893 million, or 1 percent, to $111.5 billion.

•	Domestic Card average loans decreased $724 million, or 1 percent, to $102.7 billion.

◦	Consumer Banking average loans decreased $277 million, or less than 1 percent, to $59.1 billion.

▪	Auto average loans decreased $235 million, or less than 1 percent, to $56.2 billion.
◦Commercial Banking average loans increased $1.8 billion, or 3 percent, to $71.4 billion.

•	Period-end total deposits increased $5.3 billion, or 2 percent, to $255.1 billion, while average deposits increased $3.7 billion, or 2 percent, to $251.4 billion.

•	Interest-bearing deposits rate paid increased 8 basis points to 1.44 percent.
Earnings Conference Call Webcast Information
The company will hold an earnings conference call on April 25, 2019 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through May 9, 2019 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including

(1)
Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance, both in the current period and across periods. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

Capital One First Quarter 2019 Earnings

those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2018.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $255.1 billion in deposits and $373.2 billion in total assets as of March 31, 2019. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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